Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q4 2005 Casey’s General Stores Earnings Conference Call

Event Date/Time: Jun. 14. 2005 / 9:30AM CT

Event Duration: N/A

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Dennis Telzrow

Stephens Inc. - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Adam Sindler

Morgan Keegan - Analyst

Fred Speece

Speece Thorson Capital Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the quarter four 2005 Casey’s General Stores earnings conference call. My name is John and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey’s General Stores - CFO

Thank you. Good morning and thank you for joining us to discuss Casey’s results for the fiscal year ended April 30. I’m Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman and Chief Executive Officer, Bob Myers, President and Chief Operating Officer also here with me. I hope all of you had a chance to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2004 Annual Report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, our earnings from continuing operations in the fourth quarter were $0.15 per share, compared to $0.02 per share a year ago. However, last year’s number is skewed due to a onetime insurance reserve adjustment that was taken in the fourth quarter. This adjustment represented $0.04 on earnings. The 36 stores that were impaired in the third quarter were reclassified to discontinued operations. This reported a loss of $0.12 per share for the year. Earnings from continuing operations for fiscal 2005 were $0.85 per share. Net earnings after discontinued operations were $0.73 per share.

We experienced a challenging gasoline environment early in the quarter, but gained some relief late in the quarter, which enabled us to achieve a $0.107 per gallon margin, which was up from $0.095 in the fourth quarter a year ago. This late surge allowed us to obtain an annual margin of $0.107, which was above goal.

Despite significantly higher retail prices, same-store gallons sold for the quarter were up 5.6%. For the year, same-store sales were near our goal at 2%, finishing at 1.9%. The average retail price of gasoline in the fourth quarter was $1.95 compared to $1.60 a year ago. Year-to-date gross profit was up 10% to 108.3 million. Same-store gallons in May 2005 continued to be strong, up 6.5%.

In the grocery and other merchandise category, sales continued to be strong and gaining momentum. For the quarter, total sales were up 8.5% to 172.4 million. Same-store sales rose to 6.3% with an average margin of 30%, up 70 basis points from the same period a year ago.

Same-store sales for the year were at 4.8%, well above our goal of 3%. This trend continues into May with same-store sales up 6.5%. The average margin for the year was 30.9, which was affected by a LIFO adjustment brought about by rising wholesale price increases, primarily for cigarettes. The effect of the LIFO adjustment was about 30 basis points in the overall margin in this category.

Even though we experienced significant reductions in tobacco manufacturing programs during the year, we were able to make up for all of these in the cigarette area. The margin for cigarettes was up over 30 basis points for the year. Unit sales also increased, and we will continue to work to gain more market share this coming year.

Looking forward to fiscal 2006, we will experience additional reductions of retail display allowances. However, we have recently taken some strategic price increases that will help offset the decline in these programs. Also, by the end of the summer, we should have lottery rolled out to all of our stores. We’re now about 80% rolled out with lottery, and the incremental gross profit from lottery this year was approximately $1.2 million.

Year-to-date total sales were up 7.2% to 714 million, and gross profit grew 6.4% to 220.9 million. The prepared food category continues to be very strong. Despite being still affected by high cost of cheese in the year, the average margin for fiscal 2005 was 60.3 and same-store sales were up a strong 8.4%. Same-store sales for the fourth quarter were up 9.8%, with an average margin of 61. Total sales for the year were up 12.5%, while gross profit rose to 123.6 million, up 11.8%.

Our cost of cheese averaged $1.78 per pound this year, compared to $1.56 a year ago. Currently, our cost of cheese is about $1.50 per pound. This category is off to an excellent start in fiscal 2006, with same-store sales in May up 11.2%.

At the end of the fiscal year, we had 1011 stores with point-of-sale units and have installed 781 RPO units, which stands for retail pocket office. These handheld scanners integrate with the point-of-sale system and will be used by store managers to enhance inventory control measures for products that are delivered directly to our stores.

Operating expenses for the quarter were up 5.1%. Even though throughout the year we experienced a substantial rise in credit card transactions and customers using credit cards to purchase more expensive gasoline, we were able to achieve our annual goal of holding the percentage increase in operating expenses to no more than the percentage increase in inside sales. Year-to-date inside sales were up 8.4%, while operating expenses were up 7.6%.

Our balance sheet continues to be very strong. At April 30, cash and cash equivalents were 49.1 million, and shareholders’ equity rose to 469.1 million, up 29.3 million.

We continue to pay down debt. Long-term debt net of current maturities was down 21.1 million to 123.1 million. At the end of the year, our long-term debt-to-total-capital ratio was 24%. Cash-flow from operations is 132.2 million. At the end of the year, capital expenditures were 95.5 million compared to 72.6 million a year ago.

We anticipate capital expenditures to be in the same area for fiscal 2006. However, this could increase depending on the acquisition activity throughout the year. Year-to-date, we have built 13 stores and closed on 29 acquisitions. At April 30, we had 14 written agreements; six of those we closed on in the first two weeks of May. We anticipate closing on the other eight by the end of this first fiscal quarter. We also have three verbal agreements pending.

So that completes my review for the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Dennis Telzrow, Stephens Inc.

Dennis Telzrow - Stephens Inc. - Analyst

Great quarter. I’m not sure I got it; maybe you mentioned it. Did you give the merchandise margin for Q4?

Bill Walljasper - Casey’s General Stores - CFO

Yes, it was at 30.

Dennis Telzrow - Stephens Inc. - Analyst

30? Okay. And could you talk a little bit about — you mentioned some price increases in cigarettes. Any — (multiple speakers)

Bill Walljasper - Casey’s General Stores - CFO

Yes, we’ve actually taken several price increases, and I actually refer to it as strategic price increases. And what I mean by that is really we have now the abilities and flexibility in our cigarette program to, on a more localized basis, to take certain brands of cigarettes up in certain areas where they actually are selling better. So, we’ve taken price increases two times within the last three months.

Dennis Telzrow - Stephens Inc. - Analyst

So is that something you could continue to do throughout the year?

Bill Walljasper - Casey’s General Stores - CFO

Well, it’s a product that you need to be competitive on, obviously, Dennis, and to the extent that the market will allow, we’ll certainly take those opportunities.

Dennis Telzrow - Stephens Inc. - Analyst

You mentioned capital spending this year would be roughly the same as last year. Does that include the acquisition that you — the 58 — up to 58 stores, the (multiple speakers)

Bill Walljasper - Casey’s General Stores - CFO

Yes, that will include all acquisition activity for the expansions for 2006.

Dennis Telzrow - Stephens Inc. - Analyst

And I assume at some point here, when you are closer to closing it, you will have comments about price and (multiple speakers)

Bill Walljasper - Casey’s General Stores - CFO

Absolutely.

Dennis Telzrow - Stephens Inc. - Analyst

And I think you said it will be accretive, so—?

Bill Walljasper - Casey’s General Stores - CFO

Yes, right now, Dennis, we’re currently in the process of doing the final due diligence between the time we signed the letter of intent to the time we will actually sign the final purchase agreement. One of the major areas that we are doing is drilling all of the sites to make sure that we don’t have any issues there that will come back to haunt us. So, we anticipate sometime in the second fiscal quarter to close on that transaction.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

A couple of questions. I was wondering how many chains are out there in your operating area that are similar to Gas and Shop in terms of size? I’m looking if you have the number of chains that operate more than 50 stores in the Midwest that you could potentially acquire?

Bill Walljasper - Casey’s General Stores - CFO

Well, to answer your question, first of all, in kind of a more of a generalized macro basis, we think there are ample acquisition opportunities within our nine-state areas area for us to grow within the next probably three to five years. Now, having said that, however, if an acquisition opportunity came up outside of our nine-state area that fit our business model, we certainly would take a strong look at that.

More specific to your question, Anthony, there’s probably in the neighborhood of anywhere — four to seven type of chains that have similar size in our nine-state area. We certainly have identified those chains and we would be probably in the early stages of our due diligence process in seeing whether they fit into our particular business model.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, well, that’s helpful. I was wondering if you could perhaps comment further on the lottery impact on your same-store sales and also on the impact of price increases. Just wondering if we could just get a better idea of how much of the comp improvement is due to increased traffic and how much is it maybe you guys have increased prices — if you could just give us a little bit more (multiple speakers)

Bill Walljasper - Casey’s General Stores - CFO

Need a little flavor on that — I may not have a specific number for you, but first of all, I’ll take the first part of that, Anthony, with lottery. As I mentioned in my remarks, we’re about 80% rolled out with lottery, should be completely rolled out by the end of the summer here.

So it’s a little too early to tell what the type of impact specifically the lottery has had. However, I strongly believe that if you look at our same-store sales over the last probably three quarters from when we started implementing lottery, it certainly is an impact for us.

More significantly, what I’m seeing — we don’t publish this number — is same-store customer traffic has been up tremendous over the last four to five months. So it could definitely have an impact on driving traffic to our store. It is a destination product, and I think we’re still going to see some benefits for that incrementally as we head into fiscal 2006.

Now, from the product itself, Anthony, I mentioned the incremental gross profit was about 1 million, 1.2 million in fiscal ‘05. And we’ll continue to move that forward as we head into fiscal ‘06.

Now, with the price increases that you mentioned, the majority of the price increases that we took were in the middle of January. We took some price — and I’ll break those into two categories, grocery and general merchandise and prepared foods. The items that were taken up in the grocery and general merchandise category, I don’t think you’re going to see the impact of that until Q1 and Q2 of this year, and what I mean by that is that the two primary ones were Gatorade and bottled water. Obviously, in the winter months, you’re not going to see the impact of that as you would in the hotter summer months. So, I’m anticipating that trend in gross and general merchandise to continue, in part due to that.

The other side is prepared foods, and the majority of those were taken up in the middle of January. So I do believe we’re seeing some of that benefit here in the fourth quarter. And we should see continued benefit as we head forward. I just don’t have a breakout specifically to identify those two areas.

Anthony Lebiedzinski - Sidoti & Company - Analyst

But would you say that more of the comp increases that you’re seeing is because of the increased traffic rather than the price increases?

Bill Walljasper - Casey’s General Stores -CFO

I think there’s really three things, when you look at it. I think definitely the price increases are driving some of that. I do believe lottery is driving some traffic, which is complementing that. But also we do have a fair amount of new food menu items in prepared foods that are helping drive that — biscuits and gravy, to name one of them; a pecan Danish would be another. And there are several other items that I believe are driving same-store sales as well. We try to keep a constant variety in that prepared food area to make sure that we meet the customer demand.

Anthony Lebiedzinski - Sidoti & Company - Analyst

And also, could you comment on how gas margins are holding up so far in the first quarter here?

Bill Walljasper - Casey’s General Stores - CFO

Well, we only have a month under our belt, really; maybe a month and a half. I can tell you this, that the gasoline margins in May will be very strong. We had a little bit of a downturn here in the first part of June, and so we are in a little more in a difficult period right now. So hopefully the two can counteract each other, and by the end of the quarter, we will produce a nice solid margin.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And the tax rate was a little bit lower in the fourth quarter. What kind of tax rate do you think should we model for fiscal ‘06?

Bill Walljasper - Casey’s General Stores - CFO

First of all, the tax rate was — the reason it was down was due to ethanol credits. Obviously, we sold a lot more ethanol product in the year than we anticipated, and consequently, we received some credits above and beyond what we anticipated, and therefore the tax rate was impacted by that. Sustainable? I would say probably in that area — that same area where we finished.

Anthony Lebiedzinski - Sidoti & Company - Analyst

34%?

Bill Walljasper - Casey’s General Stores - CFO

May be a little higher than that. Maybe in that 35.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, all right, that’s helpful. Okay, thank you very much.

Operator

Adam Sindler, Morgan Keegan.

Adam Sindler - Morgan Keegan - Analyst

Very good quarter, particularly on the technology rollout, to be able to pass that 900 stores. I guess that now it’s, you know, it’s in basically 1100 out of 1300. Over the past year, has there been anything that the Company has learned sort of on a broad view, or is it more sort of a location by location with the POS rollout?

Bill Walljasper - Casey’s General Stores - CFO

I think that first of all, I think there’s really — I’ll probably expand on your question a little bit here. There’s really three prongs to the technology rollout. One would be the point-of-sale, and you’re exactly right. We finished the year a little over 1000 and should have this completed in the fiscal year. The second phase of that was the RPO, the retail pocket office, and these are the handheld scanners, the handheld bar-code scanners that we utilize for direct store delivery. But the third component — and we refer to it in the press release — is really what we call ProClarity. It’s a business intelligence data mining software.

And these three pieces are now coming together for us to really slice and dice the information and start to regionalize and even localize the product mix in our stores. And I think what you’re seeing on a macro perspective, Adam, is we are taking that information and applying it on a store-by-store, state-by-state, county-by-county type basis and really starting to change our product mix, where we position products in the store, and I think you’re seeing the results of that in the same-store sales results. And at the end of the day, it’s in the gross profit dollars.

Adam Sindler - Morgan Keegan - Analyst

Is there an example you could give? Just maybe one example, just sort of anecdotally of something that you learned, maybe an exchange or a layout change? Just to go along with that?

Bill Walljasper - Casey’s General Stores - CFO

Probably one of the best examples I talked about, and I talked about this in the third quarter, would be in the candy area, albeit it’s a smaller item within the gross and general merchandise category. But this is an area where we took point-of-sale information and made some decisions on removing some slow-moving SKUs in that category.

We also made some merchandising decisions to position that particular product or parts of that product at different locations in our store. Same-store sales for candy are up in the high single digits in the year and the margins increased over 400 basis points. So that’s a quick anecdotal type of comment of the things that we can do.

Probably on a more macro perspective was the store reset that we talked about and we completed in July. We took that concept and applied it to many facets of our store, and I think in part, you see the same-store sales increase since that period of time, in part is due to that reset, as well as, you know, the lottery rollout.

Adam Sindler - Morgan Keegan - Analyst

Excellent. And then just secondly, I saw something in NACS the other day about convenience stores being targeted for class-action relating to MTBE. I didn’t know how many of the states that you operate in actually allowed MTBE as opposed to ethanol-based products.

Bill Walljasper - Casey’s General Stores - CFO

That’s not an issue for us.

Operator

(Operator Instructions).

Operator

Fred Speece, Speece Thorson Capital Group.

Fred Speece - Speece Thorson Capital Group - Analyst

The margins in the grocery went down 170 basis points sequentially. Can you give some dimension to that?

Bill Walljasper - Casey’s General Stores - CFO

Well, it’s a combination of several things, and one, the LIFO adjustment I talked about. But there is another issue. Even though we were able to make up for the RDAs within the cigarette category, the reductions that we had in fiscal 2005, we weren’t able to make up for all of the RDAs in the pop category. And we actually saw a margin reduction in their pop category approaching 100 basis points. That’s going to be an effect of probably in the neighborhood of 40 to 45 basis points on the grocery and general merchandise margin.

Now, we have taken some steps, Fred, in that area. As of May 1, we actually were able to take a price increase in our 20-ounce bottle of pop. That may not seem significant, but a 20-ounce bottle of Mountain Dew is our number-one-selling SKU. And our sales have not missed a beat at all. Our sales in the pop category are in the high single digits for May, even though we don’t publish those.

So I think we’ve taken some nice steps to counteract that. Unfortunately, we weren’t able to get the opportunity to take those steps. Because it is — pop is still kind of what I will call a quasi-destination product, and you need to be competitive, especially on the 20-ounce bottles. Fortunately we were able to — the market allowed us to take an increase here recently.

Fred Speece - Speece Thorson Capital Group - Analyst

So the cigarettes were 30 basis points in the quarter and the LIFO charge was 30. Was that all in grocery?

Bill Walljasper - Casey’s General Stores - CFO

Yes, the LIFO charge comes all in the grocery, and that would be specifically cigarettes. It’s all accounted through the grocery. So there are some other issues going on there as well.

Fred Speece - Speece Thorson Capital Group - Analyst

So the 30 cigarette and the 30 in LIFO are somewhat the same?

Bill Walljasper - Casey’s General Stores - CFO

Yes, you might want to say it’s similar.

Fred Speece - Speece Thorson Capital Group - Analyst

And the CapEx of 95 million for the year, how much of that was acquisition and how much of it was internal CapEx?

Bill Walljasper - Casey’s General Stores - CFO

The acquisition activity — I can give you quickly the breakdown of what we anticipated in ‘05. I’m going to have to get back to you on a very specific basis. But the acquisition activity, in the 10-Q, we actually put 90 million in. And it exceeded our expectations a little bit. That’s primarily due to several things. One, we actually — we were up slightly as far as total store growth for new store construction and acquisition activity. The land that we purchased slightly a little more expensive, and we had actually more acquisitions this year that we’d made the decision to actually knock down and rebuild. So the acquisition activity was a little bit higher then we anticipated.

Also, of the 14 written agreements that we had at the end of the fiscal year, I mentioned that we closed on six of those in the first two weeks of May. The other eight actually we’ll close on here by the end of the fiscal quarter. However, the majority of the cost — those all happen to be scrapes. The majority of those costs came into fiscal ‘05. So, I will get back to you on a specific breakdown on an acquisition-by-acquisition basis on new store construction as well as point-of-sale initiatives. But we did have an increase in technology CapEx with the RPO rollout.

Fred Speece - Speece Thorson Capital Group - Analyst

And then any hedge activity with the gasoline, or is that gone?

Bill Walljasper - Casey’s General Stores - CFO

No, there’s been no hedging activity for a little while now. I don’t anticipate seeing any here in fiscal ‘06. The market just fundamentally has changed, and it’s been a little bit volatile — more so than usual because it is a volatile commodity. And we’re just going to sit on the sidelines right now and kind of refine our methodologies to see if there’s opportunity that may arise going forward. But I wouldn’t look for any significant hedging activity in ‘06.

Operator

Ladies and gentlemen, this concludes today’s question-and-answer session. I will now turn the call back to over to management for closing remarks.

Bill Walljasper - Casey’s General Stores - CFO

Well, I thank for everybody joining us, and I look forward to a good first quarter and a good fiscal 2006. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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